Exhibit (d)(2)

 ASSIGNMENT

                WHEREAS, Money Management Associates, L.P., a District of Columbia limited partnership located at 1001 Nineteenth Street North, Arlington, Virginia 22209 (the "Assignor"), is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended, and is a party to that certain Investment Advisory Contract dated April 1, 2001 between Assignor and the American Gas Index Fund, Inc. (the "Fund"), and that certain Expense Limitation Agreement dated April 1, 2001 between the Assignor and the Fund, and that certain Expense Allocation Agreement dated October 1, 1995 between the Assignor and FBR National Bank & Trust (each an "Agreement" and together the "Agreements"); and

                WHEREAS, FBR Fund Advisers, Inc. is a Delaware corporation located at 1001 Nineteenth Street North, Arlington, Virginia 22209 (the "Assignee") and is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended; and

                WHEREAS, the Agreements are the only contractual arrangements to which the Assignor is a party with respect to the Fund; and

                WHEREAS, Assignor desires to transfer and assign, and the Assignee desires to assume, Assignor's rights and obligations under each Agreement in accordance with the terms thereof (the "Assignment"); and

                WHEREAS, with respect to the Expense Allocation Agreement, the Assignment will mean the transfer and assignment of Assignor's rights and obligations only with respect to the Fund; and

                WHEREAS, the Board of Directors of the Fund (the "Board") has approved the Assignment of the Investment Advisory Contract at a Board meeting held on October 26, 2001; and

                WHEREAS, the Assignor and the Assignee are both wholly owned subsidiaries of Friedman, Billings, Ramsey Group, Inc. and have identical officers and principals; and

                WHEREAS, the advisory services provided to the Fund and the advisory fees charged to the Fund will not change pursuant to the Assignment.

                NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, Assignor hereby unconditionally assigns, transfers and conveys unto Assignee, all of Assignor's rights and obligations under the Agreements, to have and to hold the same unto Assignee, its successors and assigns, forever.

ASSIGNOR:	MONEY MANAGEMENT ASSOCIATES, L.P.
	By:	/s/ Webb C. Hayes, IV
	Name:	Webb C. Hayes, IV
	Title:	Director
	Date:	10/31/01

ASSIGNEE:	FBR FUND ADVISERS, INC.
	By:	/s/ David H. Ellison
	Name:	David H. Ellison
	Title:	President
	Date:	10/31/01